EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

As of December 31, 2006 the active subsidiaries of the Company were:

Composite Structures, LLC, a Delaware California limited liability company

Ducommun AeroStructures, Inc., a Delaware corporation

Ducommun Technologies, Inc., an Arizona corporation

Ducommun Technologies (Thailand) Ltd., a Thailand corporation